Exhibit 10.6

Amendment No. 1 to Employment Agreement

WHEREAS, John S. Jenkins (“Mr. Jenkins” or “Executive”) and Tyco Electronics Corporation (now known as TE Connectivity Corporation) (the “Company”) entered into an Employment Agreement dated December 15, 2015, as supplemented by that certain Acknowledgement Letter dated October 3, 2023 (the “Agreement”) between the parties governing the terms of Mr. Jenkins’s employment relationship with the Company; and

WHEREAS, Section 7(b) of the Agreement currently provides that payment to the Executive in consideration of his release and post-termination restrictive covenants shall not exceed the total amount of compensation of the Executive during the last full fiscal year;

WHEREAS, as a result of changes to Swiss law, post-termination restrictive covenants for a non-compete undertaking can not exceed the average annual compensation of the Executive over the last three fiscal years.

NOW, THEREFORE, THE PARTIES HEREBY ACKNOWLEDGE AND AGREE AS FOLLOWS:

1.	Section 7(b) of the Agreement is hereby amended and restated in its entirety as follows:

Payment in Consideration of Release and Restrictive Covenants. If the Executive’s employment is terminated for the reasons described in Sections 7(a)(i) or 7(a)(iv), the Company shall provide the Executive with cash consideration in exchange for the Executive’s execution, and compliance with the terms, of the restrictive covenants and release of claims set forth in the separation agreement described in Section 7(c). The amount of such cash consideration shall be equal to the sum of the Executive’s annual base salary (as described in Section 5(a)) and the current target annual bonus (as described in Section 5(b)), in each case, as in effect immediately prior to the date of the Executive’s termination of employment, and subject to a maximum aggregate amount of compensation (including base salary, Bonus Plan awards and the value of annual equity incentive awards granted) of the Executive not exceeding the amount set forth in art. 735c para. 2 of the Swiss Code of Obligations. Such consideration shall be payable in equal installments over a twelve month period following the date of such termination in accordance with the Company’s payroll practices, subject to reduction for any applicable tax withholding and/or pursuant to any terms of the separation agreement described in Section 7(c).

The parties have executed this Amendment No. 1 this 15th day of March 2024.

TE Connectivity Corporation

/s/ Harold G. Barksdale
Harold G. Barksdale
Vice President

/s/ John S. Jenkins
John S. Jenkins